Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS SECOND QUARTER OPERATING RESULTS

IRVINE, CA (August 9, 2007) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $2,850,000, or $0.07 per share for the quarter ended June 30, 2007 compared with a net loss of $4,398,000, or $0.13 per share for the corresponding prior year period. Non cash stock-based compensation charges for the quarter ended June 30, 2007 and 2006 were approximately $416,000 and $582,000, respectively.

For the six months ended June 30, 2007, Cortex reported a net loss of $6,734,000, or $0.17 per share compared to a net loss of $8,958,000, or $0.26 per share for the corresponding prior year period. Non cash stock-based compensation charges for the six months ended June 30, 2007 and 2006 were approximately $1,069,000 and $1,876,000, respectively.

Results for the quarter ended June 30, 2007 reflect decreased operating expenses, mostly resulting from reduced contract research expenses for the AMPAKINE® CX717 due to the timing of additional toxicology studies performed in prior periods.

In April 2007, Cortex submitted further data to the FDA that demonstrates that the cellular effects originally interpreted as toxicity occur postmortem and are directly related to the interaction of the cells with the fixative used to prepare tissue samples for analysis. In July 2007, the FDA indicated that Cortex may resume its previously approved clinical trials with CX717 in Alzheimer’s disease at all requested dose levels.

During the third quarter of 2007, the Company intends to file an Investigational New Drug Application for CX717 with the Division of Psychiatry Products of the FDA to allow Cortex to initiate a Phase IIb study with the compound as a treatment for Attention Deficit Hyperactivity Disorder. Prior to the FDA clinical hold on the compound, the Company announced positive statistical and clinical results with CX717 in a Phase IIa trial in adults with that indication.

Operating results for the year-to-date also reflect decreased clinical development expenses, given that the Company had not re-initiated clinical trials of CX717. Non-cash stock compensation charges decreased due to a decrease in stock options granted during the current year and the scheduled vesting of earlier granted options.

Cortex’s cash and marketable securities amounted to $8,675,000 at June 30, 2007, and included net proceeds of approximately $5,100,000 from a registered direct offering of the Company’s common stock and warrants in January 2007. Subsequent to June 30, 2007, the Company received approximately $800,000 from the exercise of previously issued warrants and options to purchase shares of its common stock. Cortex anticipates that its existing cash and marketable securities will support its funding requirements into 2008.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease. In December 2006 Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. However, Servier retained the right to select up to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$232	$—	$463

Operating expenses (A):
Research and development	2,010	3,706	5,002	7,171
General and administrative	962	1,114	1,997	2,590

Total operating expenses	2,972	4,820	6,999	9,761

Loss from operations	(2,972)	(4,588)	(6,999)	(9,298)
Interest income, net	122	190	265	340

Net loss	$(2,850)	$(4,398)	$(6,734)	$(8,958)

Loss per share:
Basic and diluted	$(0.07)	$(0.13)	$(0.17)	$(0.26)

Shares used in computing per share amounts
Basic and diluted	40,018	34,788	39,149	33,817

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$265	$344	$725	$1,086
General and administrative	151	238	344	790

	$416	$582	$1,069	$1,876

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
Assets:
Cash and cash equivalents	$2,090	$1,650
Marketable securities	6,585	7,799
Other current assets	378	525

	9,053	9,974

Furniture, equipment and leasehold improvements, net	431	428
Other	33	33

Total assets	$9,517	$10,435

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$1,686	$2,056
Deferred rent liability	44	58
Stockholders’ equity	7,787	8,321

Total liabilities and stockholders’ equity	$9,517	$10,435

MORE INFORMATION AT WWW.CORTEXPHARM.COM

# # # # #